Exhibit 4.2

INSURANCE AGREEMENT

INSURANCE AGREEMENT dated October 18, 2006 by and among Vectren Utility Holdings, Inc., an Indiana corporation, as Issuer (the “Issuer”), Indiana Gas Company, Inc., an Indiana corporation and an Ohio corporation (“Indiana Gas”), Southern Indiana Gas and Electric Company, an Indiana corporation (“SIGECO”), Vectren Energy Delivery of Ohio, Inc., an Ohio corporation (“VEDO”, and together with Indiana Gas and SIGECO, each a “Company” and collectively, the “Companies”), and Financial Guaranty Insurance Company, a New York stock insurance company (“Financial Guaranty”).

WHEREAS, pursuant to an Indenture, dated as of October 19, 2001 (the “Base Indenture”), by and among the Issuer, each of the Companies and U.S. Bank National Association, as trustee (the “Trustee”) and the Fifth Supplemental Indenture, dated as of October 18, 2006, by and among the Issuer, the Companies and the Trustee (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”), the Issuer has issued $100,000,000 in aggregate principal amount of its Insured Quarterly Notes due 2036 (the “IQ Notes”); and

WHEREAS, pursuant to the Guarantees included in the Indenture and endorsed upon the IQ Notes, the Companies fully and unconditionally guarantee, jointly and severally, among other things, the due and punctual payment of all payments to be made by the Issuer under the IQ Notes;

WHEREAS, Financial Guaranty has issued its surety bond relating to the IQ Notes (the “Policy”) which insures the scheduled payments of principal of and interest on the IQ Notes and the mandatory redemption of the IQ Notes at the option of a representative of any deceased beneficial owner of the IQ Notes on the terms specified in the Policy;

WHEREAS, each Company will derive substantial direct and indirect benefits from the issuance of the Policy; and

WHEREAS, the Issuer and the Companies understand that Financial Guaranty expressly requires the delivery of this Insurance Agreement as part of the consideration for the delivery by Financial Guaranty of the Policy;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Issuer, the Companies and Financial Guaranty agree as follows:

ARTICLE I

DEFINITIONS; PREMIUM; EXPENSES

Section 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in the Indenture unless otherwise defined in Annex A hereto.

Section 1.02. Premium. In consideration of Financial Guaranty agreeing to issue the Policy hereunder, the Issuer and the Companies hereby jointly and severally agree to pay Financial Guaranty the premiums, at the times and in the amounts specified in the Commitment. Once paid, no premium is refundable in whole or in part for any reason.

To the extent that any Future Premium Payment is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

ARTICLE II

REIMBURSEMENT OBLIGATIONS OF THE ISSUER AND THE COMPANIES AND

SECURITY THEREFOR

Section 2.01. Reimbursement Obligation. The Issuer and the Companies jointly and severally agree to reimburse Financial Guaranty, from any available funds, immediately and unconditionally upon demand, for any Policy Payment. To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate. Following any such Policy Payment, the payment by the Issuer or any Company of the amount of principal of and/or interest on the obligations in respect of which such Policy Payment shall have been made shall satisfy and discharge, to the extent thereof, the corresponding obligations of the Issuer and the Companies under this Section 2.01.

Section 2.02. Unconditional Obligation. The obligations of the Issuer and the Companies hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Insurance Agreement, irrespective of:

(a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to this Insurance Agreement, the Indenture, the Guarantees, the IQ Notes or any other financing document relating to the IQ Notes (collectively, the “Transaction Documents”);

(b) any exchange, release or nonperfection of any security interest in property securing the Transaction Documents;

(c) any circumstances which might otherwise constitute a defense available to, or discharge of, the Issuer or the Companies with respect to the Transaction Documents;

(d) whether or not obligations under the Transaction Documents are contingent or matured, disputed or undisputed, liquidated or unliquidated; or

(e) the bankruptcy or insolvency of any other obligor under this Insurance Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Issuer and each Company makes the following representations as the basis for its undertakings herein contained:

(a) Neither the execution and delivery of any Transaction Document, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions hereof and thereof, conflicts with or results in a breach of any of the terms, conditions or provisions of any of its organizational documents or of any material agreement or instrument to which it is now a party or by which it is bound, or constitutes a default (with due notice or the passage of time or both) under any of the foregoing, or, except as contemplated by the Transaction Documents, results in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of its property or assets under the terms of any material instrument or agreement to which it is now a party or by which it is each bound.

(b) All certificates, approvals, permits and authorizations of applicable local governmental agencies, state and the federal government that are necessary (i) for the due execution and delivery by it of, and the performance of its obligations under, each Transaction Document and (ii) for the operations and business of the Issuer and each Company, have been obtained and continue in force, except, in the case of clause (ii), for such certificates, approvals, permits and authorizations the failure of which to obtain or to maintain in full force would not, individually or in the aggregate, materially and adversely affect the financial condition, assets, properties or operation of the Issuer or any Company.

(c) No event has occurred and no condition exists that would constitute an Event of Default (as defined in the Indenture or hereunder) or that, with the passing of time or with the giving of notice or both would become such an Event of Default.

(d) Each Transaction Document has been executed and delivered by it and is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the qualification that the enforceability of the obligations may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(e) Except as disclosed in the Prospectus Supplement, dated October 13, 2006, delivered in connection with the issuance of the IQ Notes, (i) there is no action, suit, proceeding or investigation at law or in equity before or by any court or governmental agency or body pending or to its knowledge threatened against or affecting the Issuer or any Company that seeks to restrain or enjoin the issuance or delivery of the IQ Notes, or the collection of the payments to be made pursuant to the Transaction Documents or in any way contests or materially adversely affects the validity of the Transaction Documents or the resolutions of the Issuer or any Company relating to the IQ Notes, or contests or affects its powers to enter into or perform its obligations or consummate the transactions contemplated under any of the foregoing; and (ii) neither the Issuer nor any Company is in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental authority which could reasonably be expected to have a material adverse effect on the financial condition, assets, properties or operations of the Issuer or any of the Companies.

(f) The consolidated financial statements of the Issuer contained in (i) the Annual Report on Form 10-K for the year ended December 31, 2005 and (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (the “Interim Financial Statements”), respectively, present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Issuer and the Companies and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein), except in the case of the Interim Financial Statements for normal year end adjustments. Since June 30, 2006, there has been no material adverse change in the financial condition, assets, properties or operation of the Issuer and the Companies, taken as a whole.

ARTICLE IV

COVENANTS

Section 4.01. Merger, Consolidation, Etc. (a) Other than a Transfer (as defined in Section 10.02 of the Base Indenture) permitted by Section 10.02 of the Base Indenture, the Issuer and each Company hereby agrees that, in the event of a Reorganization of any Company, unless otherwise consented to by Financial Guaranty, the obligations of such Company under, and in respect of, this Insurance Agreement and the other Transaction Documents shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company that holds substantially all of the assets that were held by such Company prior to such Reorganization.

(b) Notwithstanding anything in the Transaction Documents to the contrary, the Issuer and each Company hereby agree that, unless otherwise consented to by Financial Guaranty, at least one of the direct and primary obligors under this Insurance Agreement and at least one of the direct and primary obligors or guarantors under the other Transaction Documents shall at all times be one of the Guarantors that on the date hereof is a Regulated Utility Company regulated by the Indiana Utility Regulatory Commission, unless the Issuer shall (i) pay all amounts due and payable to Financial Guaranty hereunder and (ii) redeem or cause to be redeemed, in full, the IQ Notes pursuant to the terms of the Indenture.

(c) In the event of a Transfer under Section 10.02 of the Base Indenture of a

Guarantor, the Issuer shall within 18 months after the date of the consummation of the Transfer apply the amount required to be paid to the Issuer pursuant to Section 10.02(1) of the Base Indenture relating to the repayment of amounts loaned to such Company from the proceeds of the IQ Notes (the “Repayment Amount”) for any of the following purposes or any combination thereof (but for no other purpose): (i) to make a loan to another Company, (ii) to redeem the IQ Notes in an amount equal to the Repayment Amount (less any amount applied pursuant to the foregoing clause (i)) in accordance with the terms of the Indenture or (iii) with the prior written consent of Financial Guaranty, to make a loan to a subsidiary of the Issuer that is not a Company or to acquire the stock or assets of another Regulated Utility Company.

(d) Prior to or concurrently with any Reorganization or Transfer, the Issuer shall deliver to Financial Guaranty a certificate of the president or any vice president and an opinion of counsel in each case reasonably acceptable to Financial Guaranty, addressed to Financial Guaranty, each stating that such Reorganization or Transfer, as the case may be, complies with this Section 4.01.

(e) The Issuer hereby agrees that it shall provide only those financial services described in the Financial Services Agreement to Regulated Utility Companies.

(f) Upon the consummation of a Transfer of a Company that is permitted by Section 10.02 of the Base Indenture and Section 4.01 of this Insurance Agreement, such Company shall be released from its obligations hereunder.

Section 4.02. Transaction Documents. (a) The Issuer and each Company shall perform or observe each covenant, agreement and undertaking required to be performed or observed by it pursuant to the Transaction Documents.

(b) For so long as the Policy remains in effect (and Financial Guaranty is not in default thereunder) or any Reimbursement Obligation remains unpaid, neither the Issuer nor any Company will enter into, authorize, approve or consent to any amendment, supplement, waiver or other modification to or under any Transaction Document without the prior written consent of Financial Guaranty except that Financial Guaranty’s consent shall not be required for any supplemental indenture entered into pursuant to Section 9.01(1), (2), (3), (4), (6), or (7) of the Base Indenture.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

Section 5.01. Events of Default. The following events shall constitute Events of Default hereunder:

(a) The Issuer or any of the Companies shall fail to pay to Financial Guaranty any amount payable (i) under Sections 1.02 or 2.01 hereof and such failure shall have continued for a period in excess of ten (10) days after receipt by the Issuer or any of the Companies of written notice thereof from Financial Guaranty or (ii) under Section 7.02 hereof and such failure shall have continued for a period in excess of thirty (30) days after receipt by the Issuer or any of the Companies of written notice thereof;

(b) Any representation or warranty made by the Issuer or any of the Companies hereunder or under any of the Transaction Documents or any statement in the application for the Policy or any report, certificate, financial statement or other instrument provided in connection with the Commitment, the Policy or any Transaction Document shall have been materially false at the time when made;

(c) Except as otherwise provided in this Section 5.01, the Issuer or any of the Companies shall fail to perform any of its other obligations under any Transaction Documents, provided that such failure continues for more than thirty (30) days after receipt by the Issuer or the Companies of written notice from Financial Guaranty of such failure to perform;

(d) The Issuer or any of the Companies shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for it or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take action for the purpose of effecting any of the foregoing;

(e) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Issuer or any of the Companies, or of a substantial part of the property of the Issuer or any of the Companies, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Issuer or any of the Companies or for a substantial part of the property of the Issuer or any of the Companies; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days; or

(f) An “Event of Default” under the Indenture shall occur.

Section 5.02. Remedies. If an Event of Default shall occur and be continuing, then Financial Guaranty may take whatever action at law or in equity may appear necessary or desirable, including, without limitation, legal action for the specific performance of any covenant made by the Issuer or any of the Companies herein and any financing document and, to the extent applicable and permissible under the Transaction Documents, the pursuit of remedies available under the Transaction Documents to collect the amounts then due and thereafter to become due under this Insurance Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Issuer or the Companies under this Insurance Agreement or under the Transaction Documents. All rights and remedies of Financial Guaranty under this Section 5.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more of the other available remedies under this Insurance Agreement or under the Transaction Documents or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing under this Insurance Agreement, the Transaction Documents or any other financing document, or otherwise, upon the happening of any event set forth in Section 5.01, shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Financial Guaranty to exercise any remedy reserved to Financial Guaranty in this Article, it shall not be necessary to give any notice, other than such notice as may be required by this Article.

Section 5.03. Default Related Provisions Under the Indenture or Agreement.

(a) In determining whether a payment default has occurred under the Indenture or whether a payment on the IQ Notes has been made under the authorizing document(s), no effect shall be given to payments made under the Policy.

(b) Financial Guaranty shall receive notice from the Issuer or any Company of any Event of Default within 30 days of the Issuer’s or any of the Companies’ actual knowledge thereof.

ARTICLE VI

SETTLEMENT

Financial Guaranty shall have the exclusive right to decide and determine whether any claim, liability, suit or judgment made or brought against Financial Guaranty on the Policy (a “Policy Claim”), shall or shall not be paid, compromised, resisted, defended, tried or appealed, and Financial Guaranty’s decision thereon, if made in good faith, shall be final and binding upon the

Issuer and the Companies. An itemized statement of payments made by Financial Guaranty, certified by an officer of Financial Guaranty, or the voucher or vouchers for such payments, shall be prima facie evidence of the liability of the Issuer and the Companies, absent manifest error.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Waiver of Subrogation, Etc.

Each Company and the Issuer hereby agrees that (i) the subrogation rights of Financial Guaranty in respect of any amounts paid by Financial Guaranty to the Holders under the Policy shall take priority over the subrogation rights of the Companies set forth in the Guarantees or as a party that is jointly and severally obligated hereunder, and (ii) neither the Issuer nor any Company shall, without the written consent of Financial Guaranty, be entitled to enforce or to receive any payments arising out of or based upon its right of subrogation set forth in the Guarantee or as a party hereunder until the principal of and interest on, and any Redemption Price with respect to, all IQ Notes and any Reimbursement Obligations shall have been paid in full or payment thereof shall have been provided for to the satisfaction of Financial Guaranty and all other obligations (including, without limitation, any other payment obligations) contained in the IQ Notes, the Guarantees, the Indenture and this Insurance Agreement shall have been performed. If any amount shall be paid to the Issuer or any Company in violation of the preceding sentence and all amounts payable under this Insurance Agreement and in respect of the IQ Notes shall not have been paid in full, such amount shall be deemed to have been paid to the Issuer or such Guarantor for the benefit of, and held in trust for the benefit of, the Holders or the Insurer, as the case may be, and shall forthwith be paid to the Trustee for the benefit of the Holders or Insurer, respectively, to be credited and applied upon such amounts. The Issuer and each Company acknowledges that it will receive direct and indirect benefits from the issuance of the Policy and IQ Notes.

Notwithstanding anything to the contrary in the Transaction Documents, if following any payment by the Issuer or any Company to the Holders of the IQ Notes of the principal, Redemption Price or interest in respect of the IQ Notes or to Financial Guaranty of any amounts due hereunder or in respect of the Policy, it is determined by a final decision of a court of competent jurisdiction that such payment shall be avoided by a trustee in bankruptcy (including any debtor-in-possession) as a preference under 11 U.S.C. Section 547 and such payment is returned by such Holder or Financial Guaranty to such trustee in bankruptcy, then the obligations of the Issuer and the Companies under the Indenture, the IQ Notes and this Insurance Agreement shall remain in full force and effect to the extent of such repayment.

Notwithstanding anything to the contrary contained herein, the obligations of the Issuer and each Company hereunder, shall be, and hereby are, limited to the maximum amount that may be payable by the Issuer or the applicable Company without rendering this Insurance Agreement, as it relates to Issuer or such Company, voidable under any applicable law relating to fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 7.02. Reimbursement of Costs and Expenses; Payments Generally.

(a) The Issuer and the Companies jointly and severally agree to pay or reimburse Financial Guaranty for any and all charges, fees, costs, and expenses (including reasonable attorney’s fees) that Financial Guaranty may reasonably pay or incur in connection with the following: (i) the administration, enforcement, defense, or preservation of any rights or security hereunder or under any Transaction Document; (ii) the pursuit of any remedies hereunder, under any other Transaction Document, or otherwise afforded by law or equity, (iii) any amendment, waiver, or other action hereunder or with respect to or related to any Transaction Document whether or not executed or completed; (iv) the violation by the Issuer or any of the Companies of any law, rule, or regulation or any judgment, order or decree applicable to it; (v) any advances or payments made by Financial Guaranty to cure defaults of the Issuer or any of the Companies hereunder or under the Transaction Documents; or (vi) any litigation or other dispute in connection with the Insurance Agreement, or any other Transaction Document, or the transactions contemplated hereby or thereby, other than amounts resulting from the failure of Financial Guaranty to honor its payment obligations under the Policy or from the negligence or willful misconduct of Financial Guaranty. Financial Guaranty reserves the right to charge a reasonable fee as a condition to executing any amendment, waiver, or consent proposed in respect of the Insurance Agreement or any other Transaction Document. The obligations of the Issuer and the Companies to Financial Guaranty shall survive discharge and termination of the Transaction Documents. The Issuer’s and the Companies’ obligations under this Section 7.02 shall be unconditional and shall be paid promptly upon receipt by the Issuer or any of the Companies of demand therefore.

(b) If any payment hereunder is specified to be made on a date that is not a Business Day, then such payment shall be made on the Business Day next succeeding the date originally specified for such payment.

Section 7.03. Indemnification; Limitation of Liability. (a) In addition to any and all rights of indemnification or any other rights of Financial Guaranty pursuant hereto or under law or equity or under any financing document, the Issuer and the Companies jointly and severally agree to pay, and to protect, indemnify and save harmless, Financial Guaranty and its officers, directors, shareholders, employees, and agents, from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever paid by Financial Guaranty (herein collectively referred to as “Liabilities”) of any nature arising out of or relating to the transactions contemplated by the Transaction Documents by reason of:

(i) any untrue statement or alleged untrue statement of a material fact contained in the offering document or in any amendment or supplement thereto or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Liabilities arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information which describes Financial Guaranty in the offering document set forth under the caption “The Policy and the Insurer,” or in the financial statements of Financial Guaranty, including any information in any amendment or supplement to the offering document furnished by Financial Guaranty in writing expressly for use therein that amends or supplements such information;

(ii) to the extent not covered by clause (i) above, any act or omission of the Issuer or any of the Companies in connection with the offering, issuance, sale or delivery of the IQ Notes other than by reason of false or misleading information provided by Financial Guaranty in writing for inclusion in the offering document as specified in clause (i) above or the allegation thereof;

(iii) the misfeasance or malfeasance of, or negligence or theft committed by, any director, officer, employee or agent of the Issuer or any of the Companies;

(iv) the breach by the Issuer or any of the Companies of its obligations under any Transaction Documents; and

(v) the breach by the Issuer or any of the Companies of any representation or warranty on the part of the Issuer or any of the Companies contained in the Transaction Documents or in any certificate or report furnished or delivered to Financial Guaranty thereunder.

(vi) any claim by any party other than the parties to be indemnified under this Section 7.03 arising out of any Event of Default under the Transaction Documents.

This indemnity provision shall survive the termination of this Insurance Agreement and shall survive until the statute of limitations has run on any causes of action which arise from one of these reasons and until all suits filed as a result thereof have been finally concluded. Any party which proposes to assert the right to be indemnified under this Section 7.03 will promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Issuer or the Companies under this Section 7.03, shall notify the Issuer or any of the Companies of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In case any action, suit or proceeding, other than a policy claim, shall be brought against any indemnified party and it shall notify the Issuer or the Companies of the commencement thereof, the Issuer and the Companies shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the Issuer and the Companies to such indemnified party of its election so to assume the defense thereof, the Issuer and the Companies shall not be liable to such indemnified party for any legal expenses other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action the defense of which is assumed by the Issuer and the Companies in accordance with the terms of this subsection (b), but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of counsel by such indemnified party has been authorized by the Issuer and the Companies, or unless there is a conflict of interest. The Issuer and the Companies shall not under any circumstances be liable for any settlement of any action or claim effected without its prior written consent, other than a Policy Claim.

Section 7.04. Computations. All computations of premium, interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

Section 7.05. Exercise of Rights. No failure or delay on the part of Financial Guaranty to exercise any right, power or privilege under this Insurance Agreement and no course of dealing between Financial Guaranty and the Issuer or the Companies or any other party shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Financial Guaranty would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 7.06. Amendment and Waiver. Any provision of this Insurance Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Issuer, the Companies and Financial Guaranty. The Issuer and the Companies hereby agree that upon the written request of the Trustee, Financial Guaranty may make or consent to issue any substitute for the Policy to cure any ambiguity or formal defect or omission in such Policy which does not materially change the terms of such Policy or adversely affect the rights of the Holders or the Issuer or the Companies, and this Insurance Agreement shall apply to such substituted Policy. Financial Guaranty agrees to deliver to the Issuer and the Companies, and the rating agencies if any, rating the IQ Notes, a copy of such substituted Policy.

Section 7.07. Amendments and Supplements to the Transaction Documents. Any rating agency rating the IQ Notes must receive notice of each amendment to the Transaction Documents relating to the IQ Notes and a copy thereof at least 15 days in advance of its execution or adoption. Financial Guaranty shall be provided with a full transcript of all proceedings relating to the execution of any such amendment or supplement.

Section 7.08. Successors and Assigns; Descriptive Headings.

(a) This Insurance Agreement shall bind, and the benefits thereof shall inure to, the Issuer, the Companies and Financial Guaranty and their respective successors and assigns, so long as the IQ Notes or any portion thereof are outstanding or any amounts are due and payable to Financial Guaranty hereunder or Financial Guaranty has any obligations or liabilities under the Policy; provided, that neither the Issuer, any of the Companies nor Financial Guaranty may transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the other party hereto.

(b) The descriptive headings of the various provisions of this Insurance Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 7.09. Waiver. The Issuer and the Companies waive any defense that this Insurance Agreement was executed subsequent to the date of the Policy, admitting and covenanting that such Policy was executed pursuant to the Issuer’s and Companies’ request and in reliance on the Issuer’s and Companies’ promise to execute this Insurance Agreement.

Section 7.10. Entire Agreement. This Insurance Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment (except as expressly set forth herein with respect to Premium).

Section 7.11. Reporting Requirements. Financial Guaranty shall be provided with the following:

(a) Notice of the redemption, other than mandatory sinking fund redemption, of any of the IQ Notes, or of any advance refunding of the IQ Notes, including the principal amount and maturities thereof provided however that the Issuer shall only be required to notify Financial Guaranty of redemptions under Section 3.4 of the Supplemental Indenture one time each year, but no later than January 31 of the year following the year to which the notice relates.

(b) Notice of the downgrading by any rating agency of the Issuer’s or any of Companies’ underlying rating, or the underlying rating on the IQ Notes or any parity obligations, to “non-investment grade”;

(c) Such additional information as Financial Guaranty may reasonably request from time to time.

Section 7.12. Notices, Requests, Demands. Except as otherwise expressly provided herein, all written notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier notice sent over a telecopier machine owned or operated by a party hereto, when sent, with confirmation of receipt, addressed as specified below or at such other address as either of the parties hereto may hereafter specify in writing to the other:

If to the Issuer:	Vectren Utility Holdings, Inc.
One Vectren Square
Evansville, IN 47708-125
Attention: Ronald E. Christian,
Executive Vice President,
Chief Administrative Officer and Secretary
Fax No. (812) 491-4169

If to the Companies:	Indiana Gas Company, Inc.
One Vectren Square
Evansville, IN 47708-125
Attention: Ronald E. Christian,
Executive Vice President,
Chief Administrative Officer and Secretary Fax No. (812) 491-4169

Southern Indiana Gas and Electric Company
One Vectren Square
Evansville, IN 47708-125
Attention: Ronald E. Christian,
Executive Vice President,
Chief Administrative Officer and Secretary
Fax No. (812) 491-4169

Vectren Energy Delivery of Ohio, Inc.
One Vectren Square
Evansville, IN 47708-125
Attention: Ronald E. Christian,
Executive Vice President,
Chief Administrative Officer and Secretary
Fax No. (812) 491-4169

If to Financial Guaranty:	Financial Guaranty Insurance Company
125 Park Avenue
New York, New York 10017
Attention: Managing Director, Global Utilities
Fax No.: 212-312-3093

Section 7.13. Survival of Representations and Warranties. All representations, warranties and obligations contained herein shall survive the execution and delivery of this Insurance Agreement and the Policy.

Section 7.14. Governing Law. This Insurance Agreement and the rights and obligations of the parties under this Insurance Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana.

Section 7.15. Counterparts. This Insurance Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument. Complete counterparts of this Insurance Agreement shall be lodged with the Issuer, the Companies and Financial Guaranty.

Section 7.16. Severability. In the event any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Insurance Agreement to be duly executed and delivered as of the date first above written.

Vectren Utility Holdings, Inc.

By
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

Indiana Gas Company, Inc.

By
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

Southern Indiana Gas and Electric Company

By
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

Vectren Energy Delivery of Ohio, Inc.

By
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

Financial Guaranty Insurance Company

By
Paul R. Morrison
Managing Director, International and Global Utilities

ANNEX A

DEFINITIONS

For all purposes of this Insurance Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms used herein and not otherwise defined shall have the same meaning as in the Indenture, and all other capitalized terms shall have the meaning as set out below.

“Base Indenture” has the meaning set forth in the first recital of this Insurance Agreement.

“Business Day” has the meaning set forth in the Indenture.

“Commitment” means that certain letter, dated October 9, 2006 between the Issuer, the Companies and Financial Guaranty.

“Company” or “Companies” has the meaning set forth in the first paragraph of this Insurance Agreement.

“Effective Interest Rate” means the lesser of (i) the prime rate announced from time to time by Citibank, N.A., in effect from time to time plus 2% per annum and (ii) the maximum rate of interest permitted by then applicable law.

“Event of Default” shall mean those events of default set forth in Section 5.01 of this Insurance Agreement.

“Financial Services Agreement” means the Financial Services Agreement dated as of January 5, 2001 among the Companies and the Issuer as amended from time to time.

“Future Premium Payment” has the meaning set forth in the Commitment.

“Guarantees” has the meaning set forth in the Base Indenture.

“Holder” or “Holders” means the Person in whose name an IQ Notes is registered on the books kept and maintained by the Trustee for registration and transfer of the IQ Notes.

“Indenture” has the meaning set forth in the first recital of this Insurance Agreement.

“Insurance Agreement” means this Insurance Agreement.

“IQ Notes” has the same meaning as set forth in the first recital of this Insurance Agreement.

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“Issuer” has the same meaning set forth in the first paragraph of this Insurance Agreement.

“Payment Obligations” means amounts payable by the each of the Issuer and the Companies to Financial Guaranty pursuant to the provisions of Sections 1.02 and 7.02 hereof.

“Policy Claim” has the meaning set forth in Article VI.

“Policy Payment” means any payment by Financial Guaranty pursuant to the terms of the Policy.

“Regulated Utility Company” means a corporation, partnership, limited partnership, joint venture, limited liability company, limited liability partnership or other entity engaged in the transmission and distribution of electricity and/or natural gas, and which is regulated by the applicable public service commissions in all of the states which comprise its service area in which it has retail customers.

“Reimbursement Obligations” means the amounts payable by the Issuer and the Companies to Financial Guaranty pursuant to the provisions of Section 2.01 hereof.

“Reorganization” means any reorganization of any of the Companies or its affiliates, or any transfer of a substantial portion of the assets of any of the Companies, in each case as a result of which any of the Companies ceases to be a Regulated Utility Company.

“Transaction Documents” has the meaning set forth in Section 2.02(a).

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